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                                                                    Exhibit 13.3


                         Independent Auditors' Consent
                         -----------------------------

The Supervisory Board of
Deutsche Bank Aktiengesellschaft

We consent to the incorporation by reference in the registration statements (No. 333-100246 and No. 333-97257) on Form S-8 of Deutsche Bank Aktiengesellschaft of our report dated March 9, 2004, with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 20-F of Deutsche Bank Aktiengesellschaft.

Our report refers to the fact that Deutsche Bank Aktiengesellschaft adopted FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" and Statement of Financial Accounting Standards No. 150 "Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity" during 2003 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002.


KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft Wirtschaftspruefungsgesellschaft

Frankfurt am Main
March 25, 2004